Exhibit  9.01











                               BOARD OF DIRECTORS
                              COMPENSATION SUMMARY
                                      2005



       Annual Retainer:                                            $5,000

       Per Meeting Fee:                                            $1,500

       Annual Supplement for
       Audit Committee Members:                                    $5,000

       Additional Annual Supplement for
       Audit Committee Chair:                                      $5,000

       Annual Option Grants (4-Year Vesting)                        3,000